Exhibit 10.81

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into effective as of January 17, 2007 by and between StarTek, Inc., a Delaware corporation (the “Company”), and Steven D. Butler, a resident of Colorado (“Executive”).

RECITALS

A. Executive has been employed by the Company, most recently as its President and Chief Executive Officer.

B. Executive’s employment with the Company is ending effective as of the date of this Agreement.

C. Executive’s employment is subject to an Employment Agreement effective as of May 13, 2005 between Executive and the Company (the “Employment Agreement”).

D. The Company and Executive wish to provide for Executive’s transition to new employment on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. Executive confirms that his employment by the Company will end effective January 17, 2007 (the “Termination Date”) and that his position as an officer of the Company ended effective January 5, 2007.

2. Board of Directors. Executive resigned as a director of the Company effective January 5, 2007.

3. Employment Compensation.

(a) Base Salary. Through the Termination Date, the Company shall pay to Executive a base salary at an annual rate of $472,500, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures.

(b) Employee Benefits. Through the Termination Date, Executive shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company or its subsidiaries to senior executives of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c) Expenses. The Company shall reimburse Executive for all out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of his employment duties and responsibilities through the Termination Date, subject to the Company’s normal policies and procedures for expense verification and documentation.

(d) Vacation. Through the Termination Date, Executive shall receive paid vacation time in accordance with the Company’s policies for executives. Upon termination, Executive will be paid for unused vacation in an amount Executive would have received had he remained employed by the Company through April 4, 2007.

(e) Pay In Lieu Of Notice. In lieu of receiving notice of the termination of his employment pursuant to the provisions of the Employment Agreement, Executive shall accept a lump sum payment in the amount of $154,771.87 , less deductions and withholdings, as complete compensation for the base salary and vacation pay that Executive would have received had he remained employed by the Company through April 4, 2007. Executive acknowledges receipt of such lump sum payment on the Termination Date. In addition, if following the Termination Date Executive elects to continue his group health, dental and vision coverage through COBRA for himself and those of his eligible dependents who were covered as of the Termination Date, the Company shall pay to the plan administrator all of the continuation premium for coverage through April 30, 2007, subject to extension pursuant to Section 4(a)(ii) below; provided, however, that such Company payments for coverage shall end on such earlier date as (i) Executive or his dependents (as the case may be) are offered comparable coverage through another employer, or (ii) Executive or his dependents (as the case may be) cease to be eligible for continuation coverage, whichever occurs first. Executive hereby waives any requirement of the Employment Agreement that he be given notice of the termination of his employment.

4. Payments upon Termination of Employment.

(a) After the termination of Executive’s employment, the Company shall, subject to the conditions in Section 4(b):

(i)	pay to Executive as severance pay $472,500 in equal installments commencing on the Company’s first regular payday that is no less than six months after the Termination Date (currently July 22, 2007) and continuing according to the Company’s regular payroll schedule through April 8, 2008;

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(ii)	if following the Termination Date Executive elects to continue his group health, dental and vision coverage through COBRA for himself and those of his eligible dependents who were covered as of the Termination Date, pay to the plan administrator all of the continuation premium for coverage from February 1, 2007 through April 30, 2008; provided, however, such Company payments for coverage shall end on such earlier date as (x) Executive or his dependents (as the case may be) are offered comparable coverage through another employer, or (y) Executive or his dependents (as the case may be) cease to be eligible for continuation coverage, which ever occurs first; and

(iii)	pay to Executive, as reimbursement for one year’s premium paid by Executive in April 2007 for coverage through April 2008 under those certain Northwestern Mutual Insurance Company $1,000,000 life insurance policies and supplemental disability insurance policy in effect as of the date hereof, the aggregate premiums paid by Executive for such coverage, which payment will be made in a lump sum on the Company’s first regular payday (currently July 22, 2007) that is no less than six months after the Termination Date.

(b) Notwithstanding the foregoing provisions of this Section 4, the Company shall not be obligated to make any payments to or for the benefit of Executive and his eligible dependents under Section 4(a) hereof unless: (i) Executive shall, after the Termination Date, have signed and delivered to the Company a release of claims in favor of the Company and its Affiliates substantially in the form attached hereto as Exhibit A, and all applicable consideration and rescission periods provided by law shall have expired; and (ii) Executive is as of the dates of such payments in strict compliance with the terms of the Employment Agreement that survive the termination of Executive’s employment and with the terms of this Agreement.

(c) Upon the termination of Executive’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Sections 3 and 4 above, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates, or under the terms of any stock option agreements to which Executive is a party. Executive hereby waives all claims to payments pursuant to Section 10 (“Payments upon Termination of Employment”) of the Employment Agreement.

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5. Stock Options.

(a) The Company and Executive are parties to that certain (i) Amended and Restated Option Agreement dated January 3, 2005 (the “1/05 Agreement”), (ii) Option Agreement dated May 13, 2005 (the “5/05 Agreement”), (iii) Option Agreement dated June 12, 2006 (the “6/06 Agreement”) and (iv) Option Agreement dated July 31, 2006 (the “7/06 Agreement”). The Company and Executive acknowledge and agree that options granted under each such agreement shall vest in accordance with the terms and provisions of such agreement on the Termination Date as if Executive’s employment with the Company had terminated on April 4, 2007 and, accordingly, further acknowledge and agree that as of the Termination Date options to purchase the number of shares set forth below are vested pursuant to such agreements:

1/05 Agreement 30,000 shares

5/05 Agreement 90,000 shares

6/06 Agreement 0 shares

7/06 Agreement 0 shares

(b) Subject to the provisions of subsection (a) above with respect to the computation of vested options, after the Termination Date Executive’s rights and obligations with respect to stock options shall continue to be governed by such option agreements, except that Section 3(b)(iii) of each such option agreement is hereby amended to provide that such vested options must be exercised on or before December 31, 2007.

(c) The provisions of subsections (a) and (b) above shall not become effective unless Executive shall, after the Termination Date, have signed and delivered to the Company a release of claims in favor of the Company and its Affiliates substantially in the form attached hereto as Exhibit A, and all applicable consideration and rescission periods provided by law shall have expired

6. Bonus. Executive hereby waives all rights to payments under any 2007 incentive bonus plan of the Company and waives all rights under Section 4(b) (“Annual Incentive Bonus”) of the Employment Agreement for a bonus for 2007.

7. Arbitration. All disputes involving the interpretation, construction, application or alleged breach of this Agreement and, except for disputes arising under Sections 5, 7, 8, or 11 of the Employment Agreement, all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Denver, Colorado. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws,

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rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

8. Agreement Not To Solicit Employees. Section 7(b) of the Employment Agreement is hereby amended as follows: (i) the caption “Agreement Not to Hire” is changed to “Agreement Not to Solicit Employees”; and (ii) in line 6 thereof, “hire, engage or solicit” is changed to “solicit for employment.” The Company waives any and all claims arising under Section 7(b) of the Employment Agreement prior to the Termination Date. The Company and Executive acknowledge and agree that Section 7(b) of the Employment Agreement, as amended hereby, and the other provisions of Section 7 shall remain in full force and effect.

9. Attorneys’ Fees. The Company shall reimburse Executive for his reasonable attorneys’ fees, not to exceed $2,000, incurred in connection with the negotiation of this Agreement upon submission of appropriate invoices detailing the legal services provided.

10. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.

(b) Jurisdiction and Venue. Except for disputes to be resolved by arbitration as provided in Section 7 above, Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Denver County, State of Colorado.

(c) Entire Agreement. This Agreement, Exhibit A hereto, and Sections 5, 7, 8, 11, 12, and 13 of the Employment Agreement contain the entire agreement of the parties relating to the termination of Executive’s employment with the Company and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

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(d) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(e) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to an Affiliate or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 10(f).

(g) Affiliated Entities. As used in this Agreement, “Affiliates” shall include the Company and each corporation, partnership, or other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

(h) Taxes. Executive represents that he has made his own independent evaluation of the tax effect of the consideration to be provided to him pursuant to this Agreement. Executive acknowledges and agrees that neither the Company, its Affiliates, nor any person acting on behalf of the Company or its Affiliates has made any representations or warranties as to the tax effect of Executive’s entering into this Agreement or receiving the consideration provided pursuant to this Agreement. The Company may deduct from any payments made and benefits provided to Executive under this Agreement any taxes or other withholdings which the Company is required or authorized to deduct under applicable law.

(i) Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

(j) Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(k) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(l) Legal Advice. Executive acknowledges that he is hereby being advised by the Company to consult with an attorney prior to signing this Separation Agreement.

**Signature page to follow**

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

STARTEK, INC.

By:

Albert C. Yates, Chairman of
the Compensation Committee
of the Board of Directors

STEVEN D. BUTLER

Approved as to form:

Donald S. Samuels, Esq.
Holme Roberts & Owen, LLC
Counsel for Steven D. Butler

EXHIBIT A

RELEASE BY STEVEN D. BUTLER

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	StarTek means StarTek, Inc., any company related to StarTek, Inc. in the present or past (including without limitation its predecessors, parents, subsidiaries, affiliates, and joint venture partners), and any successors of StarTek, Inc.

C.	Company means StarTek; the present and past officers, directors, committees, and employees of StarTek; any company providing insurance to StarTek in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by StarTek (other than multiemployer plans); the attorneys for StarTek; and anyone who acted on behalf of StarTek or on instructions from StarTek.

D.	Separation Agreement means the Separation Agreement between StarTek and me that I executed on January 17, 2007, including all of the documents attached to the Separation Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from StarTek, whether or not I now know about those rights, relating to my employment relationship with StarTek including without limitation:

1.	all claims arising out of or relating to my employment relationship with StarTek or the termination of that employment relationship;

2.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes;

3.	all claims for alleged wrongful discharge; breach of employment contract; breach of implied employment contract; failure to keep any promise relating to my employment; breach of a covenant of good faith and fair dealing under the Employment Agreement; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; constructive discharge; retaliation or reprisal; defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, assault, battery, invasion of privacy, and interference with contractual or business relationships relating to my employment relationship with StarTek and the termination of such employment relationship; any other wrongful employment practices; and violation of any other law relating to my employment with StarTek;

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4.	all claims for compensation of any kind as an employee of StarTek, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

5.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages relating to my employment relationship with StarTek and the termination of such employment relationship; and

6.	all claims for attorneys’ fees, costs, and interest relating to any of the foregoing claims.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of a stock option agreement to which I am a party; any claims for benefits under the terms and conditions of any retirement, pension, profit sharing, welfare benefit or other employee benefit plan of the Company in which I am a participant as of the termination of my employment; or any claims that I may have to indemnification from StarTek as provided under the charter documents of StarTek or that certain Indemnification Agreement dated January 3, 2005 by and between StarTek and me (the “Indemnification Agreement”), any general liability or officers’ and directors’ liability insurance policies maintained by StarTek, or applicable law.

Agreement to Release My Claims. I will receive consideration from StarTek as set forth in the Separation Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from StarTek if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though StarTek will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

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Cooperation/Non-Disparagement. At the Company’s reasonable request and upon reasonable notice, I will, from time to time and without further consideration, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents as may be necessary or appropriate to formalize and complete the Company’s corporate records and discuss and consult with the Company regarding other matters relating to my responsibilities while employed by the Company. I will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents.

Acknowledgement of Continuing Obligations. I acknowledge and agree that certain of my obligations under the Employment Agreement entered into between StarTek, Inc. and me as of May 13, 2005 (“Employment Agreement”), including but not limited to my obligations under Sections 5, 7 (as amended by the Separation Agreement), 8, 11, 12, and 13 of the Employment Agreement, survive the termination of my employment with the Company. I represent that I am in compliance, and shall continue to comply, with all such lawful continuing obligations under the Employment Agreement. I understand that nothing in this Release will impact my rights or the Company’s obligations under the Indemnification Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I acknowledge that I may take up to 21 days after the termination of my employment to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I acknowledge that if I sign this Release before the last day of my employment, StarTek need not accept this release in satisfaction of my obligation under the Separation Agreement to provide a Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within seven days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the seven-day rescission period has expired without my rescinding it.

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Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to StarTek by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to StarTek by hand or by mail within the seven-day rescission period. All deliveries must be made to StarTek at the following address:

StarTek, Inc.
44 Cook Street
Suite 400
Denver, Colorado 80206
Attention: Senior Vice President,
                   Human Resources

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to StarTek at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with StarTek. No child support orders, garnishment orders, or other orders requiring that money owed to me by StarTek be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Separation Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:________________________, 2007

Steven D. Butler

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